Exhibit 99.1

Unity Wireless

Technology & Innovation to Power a Wireless World!

Unity Wireless Completes US $2.2 Million Three-Year Debt Financing by Institutional Investors

BURNABY, BC — March 6, 2006 — Unity Wireless Corporation (OTCBB: UTYW), a developer of wireless systems and coverage-enhancement solutions, today announced that it has completed a US $2.2 million three-year debt financing by institutional investors. Unity Wireless plans to use the proceeds from the transaction for general corporate purposes.

Unity Wireless issued US $2.2 million of 8% secured convertible debentures due February 28, 2009.  The debentures are convertible into common stock at $0.16 per share.  Unity Wireless also issued to the investors warrants to purchase an aggregate of 6,875,000 common shares at an exercise price of $0.16 per share.  Additional information on the financing is contained in an 8-K report that Unity Wireless is filing with the SEC at www.sec.gov.

Ilan Kenig, President and CEO of Unity Wireless, commented, “We think that with the financing complete, we are well positioned to execute our growth strategy. Taking into account expected synergies from our proposed Avantry acquisition, we think that revenues in 2006 for the combined companies could be more than twice our revenues in 2005.  This would underscore to the investor community that Unity Wireless is a serious contender in the wireless infrastructure market.”

“We are pleased with the Company’s developments since we and our institutional investors made our initial investments, commented Mr. David Fuchs, Senior Managing Director of Cambria Capital, an NASD registered broker dealer that served as placement agent for the financing.  “We are very confident in the business model and growth prospects for Unity Wireless, and believe that the Company is well positioned in the wireless infrastructure market.”

About Unity Wireless

Unity Wireless is a developer of wireless systems and coverage-enhancement solutions for wireless communications networks.  The types of products that Unity Wireless develops and sells are an integral part of the base station and repeater infrastructure that comprise the backbone of wireless communications networks around the world.  From analog cellular to 3G mobile, and from 450 MHz to 3.5 GHz, Unity Wireless products deliver enhanced efficiency and performance with field-proven quality and reliability in thousands of wireless products around the world. For more information about Unity Wireless, visit www.unitywireless.com.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The words "believe," "expect," “feel,” "plan," "anticipate," “should” and other similar expressions generally identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.  These forward-looking statements are subject to a number of risks and uncertainties, including without limitation, inability to consummate the acquisition of Avantry, difficulty in integrating Avantry, inability to raise the funds necessary for the Company’s continued operations, changes in external market factors including the economy, and other risks and uncertainties indicated in the Company's most recent SEC filing on form SB-2.  Actual results could differ materially from the results referred to in the forward-looking statements.

Contact:

Vince Daniels/James Carbonara, The Investor Relations Group, (212) 825-3210

Mike Mulshine, Osprey Partners, (732) 292-0982, osprey57@optonline.net